Exhibit 15
ACCOUNTANT’S ACKNOWLEDGMENT
We acknowledge the incorporation by reference in the Registration Statement on Form S-3 (333-149238) and Form S-8 (333-149248) of Rio Vista Energy Partners L.P. of our report dated August 19, 2008, which appears on page 3 of the quarterly report on Form 10-Q for the period ended June 30, 2008.
/s/ BURTON McCUMBER & CORTEZ, L.L.P.
Brownsville, Texas
August 19, 2008